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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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EXHIBIT 10.1

SECURED PROMISSORY NOTE

$13,858,066.67	Houston, Texas
May 2, 2014

FOR VALUE RECEIVED, the undersigned, OMEGA REFINING, LLC, a Delaware limited liability company ("Omega"), and BANGO REFINING NV, LLC, a Delaware limited liability company ("Bango Refining" and together with Omega, individually, "Borrower" and collectively, "Borrowers"), jointly and severally, hereby promise to pay to the order of VERTEX REFINING NV, LLC, a Nevada limited liability company ("Lender"), the principal sum of THIRTEEN MILLION EIGHT HUNDRED FIFTY-EIGHT THOUSAND SIXTY-SIX and 67/00 Dollars ($13,858,066.67) or such lesser amounts as are shown to be outstanding on the records of Lender, plus interest thereon as set forth below, on or before the dates set forth in     section 3.1, to the account of Lender, at 1331 Gemini Street #250, Houston, Texas 77058, or at such other place as the holder hereof may appoint, in accordance with the terms set forth below. Capitalized terms used herein but not otherwise defined herein shall have the meanings given in the Purchase Agreement (as defined below).

1.           Definitions.  As used in this Note, the following terms shall have the following meanings:

"BBB Loan Agreement" means the Second Amended and Restated Term Loan Credit Agreement dated as of the date hereof by and among Borrower, Holdings and BBB Funding.

"BBB Funding" means BBB Funding, LLC, a Delaware limited liability company.

"Bankruptcy Default" means any Event of Default described in sections 6.1(k), 6.1(l) or 6.1(m).

"Base Rate" means the per annum interest rate equal to nine and one half of one percent (9.50%).

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in Houston, Texas are required to close.

"CDG Report" means that certain cash flow projection dated May 1, 2014 a copy of which has been provided to Lender.

"Collateral Assignment" means the Assignment of Proceeds from Insurance Proceeds as Collateral Security dated May 2, 2014 from Borrowers in favor of Lender.

"Control Agreement" means the Deposit Account Control Agreement dated as of May 2, 2014 by and among Bango Refining, Lender and Wells Fargo Bank, National Association, as amended restated, supplemented or otherwise modified from time to time.

"Deed of Trust" means the Leasehold Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of May 2, 2014 from Bango Refining in favor of Western Nevada Title Company for the benefit of Lender, as amended restated, supplemented or otherwise modified from time to time.

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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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"Default Rate" means the per annum interest rate equal to eighteen percent (18.00%).

"Dollars" or "$" means the lawful currency of the United States.

"Event of Default" means the occurrence of any of the events described in Section 6.1 of this Note, and the expiration of all applicable notice and cure rights, as set forth therin, without any duplication of such cure period.

"Guaranty" means the Guaranty Agreement dated as of the date hereof from Omega Holdings Company LLC, a Delaware limited liability company ("Holdings"), to and for the benefit of Lender, as amended restated, supplemented or otherwise modified from time to time.

"Pledge Agreement" means the Pledge Agreement dated as of the date hereof from the Borrowers to and for the benefit of Lender, as amended restated, supplemented or otherwise modified from time to time.

"Purchase Agreement" means that certain Asset Purchase Agreement (as amended) dated as of March 17, 2014 by and among Vertex Energy, Inc., a Nevada corporation and an indirect owner of 100% of the issued and outstanding membership interest of Lender ("Vertex"), Vertex Refining LA, LLC, a Louisiana limited liability company and an indirectly owned subsidiary of Vertex ("Louisiana Buyer"), Lender (Lender and Louisiana Buyer, individually a "Buyer" and collectively, the "Buyers"), Omega and Bango Refining, as sellers, and Holdings.

"Subordinated Indebtedness" means indebtedness of any Borrower or Holdings, the payment and performance of which is subordinated to the payment and performance of the indebtedness, obligations, liabilities, fees, costs and expenses under this Note or any other indebtedness, obligations and liabilities of any Borrower or Holdings to Lender, in a manner acceptable to Lender in its sole and absolute discretion.

"Section 9.20 Loan" is defined in Section 2.1(b).

2.           Credit Facility; Borrowing Procedure; Interest Rate.

2.1           Purchase Price Loan; Section 9.20 Loan.

(a)           Purchase Price Loan.  Borrowers acknowledge that the Purchase Price is allocated 66.67% to the Purchased Assets and Business of Omega and 33.33% to the Purchased Assets and Business of Bango Refining.  Accordingly, the Borrowers agree that the amount by which the Closing Cash Payment made to Borrowers plus the portion of the Closing Stock Consideration issued at the Initial Closing (as defined in the Purchase Agreement) exceeds Omega's portion of the Purchase Price (excluding for this purpose any of the Contingent Payments) shall constitute a loan to Borrowers (the "Purchase Price Loan").  Borrowers acknowledge and agree that the Purchase Price Loan amount is $7,558,066.67.  The Purchase Price Loan shall be disbursed in accordance with the Funds Flow Statement and any portion of the Closing Cash Payment representing Purchase Price Loan proceeds payable to Borrowers shall be deposited into Bango Refining account number #***, which is subject to the springing control of Lender pursuant to the Control Agreement.  Once repaid or satisfied at the Second Closing, the Purchase Price Loan may not be reborrowed.

(b)           Section 9.20 Loan.  Borrowers and Lender agree that capital expenditure loans may be made by Lender to Borrowers as described in Section 9.20 of the Purchase

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Agreement (the "Section 9.20 Loan") subject to the mutual agreement of the Borrowers and Lender as provided in Section 9.20 of the Purchase Agreement and in an aggregate amount not to exceed $1,000,000; provided that (i) Lender shall not be required to make the Section 9.20 Loan to any Borrower prior to June 16, 2014, (ii) Borrowers may only use the proceeds of the Section 9.20 Loan for capital expenditures as set forth in Section 9.20 of the Purchase Agreement, (iii) no Event of Default shall have occurred or result from the disbursement of the Section 9.20 Loan and (iv) each of the representations and warranties set forth herein that survive the Initial Closing and/or apply to Bango subsequent to the Initial Closing shall be true and correct in all respects except for changes attributable to the transactions contemplated by the Initial Closing or hereunder.  Once repaid or satisfied at the Second Closing, the Section 9.20 Loan may not be reborrowed.  As provided in Section 9.20 of the Purchase Agreement, any Section 9.20 Loan shall be subject to terms to be mutually agreed (including, without limitation, as to the amount of any such loans) to assist in the purchase of a fuel stripper and fuel scrubber and nothing in this Section 2.1(b) is intended to constitute a firm commitment to make such loans or otherwise increase the Lender's obligation under Section 9.20 of the Purchase Agreement.

2.2           UMO Credit.  (a) Borrowers acknowledge that, pursuant to section 5.02(a)(iv) of the Purchase Agreement, Omega has elected to have $750,000.00 of the difference between the estimate of the used motor oil Inventory as of the Effective Time of the Initial Closing and the applicable Inventory Target deferred and constitute the Deferred Inventory Payment.  (b) Bango Refining may elect to have up to $1,400,000 of the difference between the estimate of the used motor oil Inventory as of the Effective Time of the Second Closing and the applicable Inventory Target deferred as set forth herein (such amount together with the Deferred Inventory Payment, "UMO Credit").

2.3           The Draw Loans.  Subject to the terms and conditions hereof, Lender agrees to make a loan in a single advance of $3,150,000.00 (the "Draw Loan") to Borrowers; provided that (a) Lender shall not be required to make any Draw Loans to any Borrower prior to June 16, 2014, (b) the maximum amount of the Draw Loan made by Lender to Borrowers shall not exceed $3,150,000.00, (c) Borrowers may only use the proceeds of Draw Loans to satisfy accounts payable and other obligations of Borrowers set forth in the CDG Report, and otherwise as approved by Lender in its reasonable discretion, (d) Borrowers shall have received, in the aggregate, $1,500,000.00 in loans from BBB Funding pursuant to the BBB Loan Agreement, which loan proceeds shall have been funded after the date of this Note (the "BBB Indebtedness"), (e) no Event of Default shall have occurred or result from the disbursement of such Draw Loan and (f) each of the representations and warranties set forth herein that survive the Initial Closing and/or apply to Bango subsequent to the Initial Closing shall be true and correct in all respects except for changes attributable to the transactions contemplated by the Initial Closing or hereunder.   Once repaid, the Draw Loan may not be reborrowed.

2.4           Borrowing Procedure.  Borrowers shall give written notice (or telephonic notice followed immediately by written notice) to Lender of the proposed borrowing date of the Draw Loan not later than 10:00 a.m. Houston, Texas time, the day before the proposed borrowing date.  The notice shall be effective upon receipt by Lender, shall be irrevocable, shall specify the date and borrowing of the Draw Loan.  Not later than 2:00 p.m. Houston, Texas time, on the date of a proposed borrowing, Lender shall fund the requested Draw Loan on the borrowing date, by (a) depositing such amount into Bango Refining account number #*** or (b) directly paying (by check or by wire transfer) the creditor of Borrowers designated for such proceeds.  The borrowing of the Draw Loan shall be on a Business Day.

2.5           Interest Rate; Default Rate.

(a)           Interest Rate.  The Purchase Price Loan and the Section 9.20 Loan shall bear interest until such loan is paid in full.  The Purchase Price Loan and the Section 9.20 Loan shall bear interest for the period commencing on the date hereof and ending on October 30, 2014 at the short-term federal rate as published by the Internal Revenue Service from time to time, which as of the date hereof was 0.33% per annum, changing when the short-term applicable federal rate changes.  On an after October 30, 2014, the Purchase Price Loan and the Section 9.20 Loan shall bear interest at a rate equal to the Base Rate, which interest shall be payable by Borrowers to Lender on the last Business Day of each month commencing October 31, 2014, with a full and final payment of all accrued and unpaid interest on the Purchase Price Loan and the Section 9.20 Loan due on March 31, 2015.  The then outstanding amount of UMO Credit shall bear interest from the date hereof until the UMO Credit is paid in full.  The then outstanding amount of UMO Credit shall bear interest at the Base Rate which interest shall be payable by Borrowers to Lender on the last Business Day of each month commencing on May 31, 2014, with a full and final payment of all accrued and unpaid interest on the UMO Credit due on March 31, 2015.  The Draw Loan shall bear interest from the date the Draw Loan is made until the Draw Loan is repaid in full.  The Draw Loan shall bear interest at the rate equal to the Base Rate, which interest shall be payable by Borrowers to Lender on the last Business Day of each month commencing on May 31, 2014, with a full and final payment of all accrued and unpaid interest on the Draw Loan due on March 31, 2015.  For the avoidance of doubt, in the event any of the Purchase Price Loan, the UMO Credit or any Draw Loan is not paid on its respective maturity date, such loan shall continue to accrue interest until paid in full.

(b)           Default Rate.   Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default (other than a Bankruptcy Default), the unpaid principal balance of this Note and any due and unpaid interest shall, upon written notice from Lender to Borrowers, bear interest at the annual rate equal to the Default Rate, payable upon demand.  On and after the date of the earlier to occur of (i) March 31, 2015 or (ii) the occurrence of a Bankruptcy Default, the unpaid principal balance of this Note and all accrued interest thereon shall automatically bear interest at the Default Rate, payable upon demand.

2.6           Calculation of Interest.  Interest shall be calculated on the basis of a 360 day year, and shall be payable for the actual number of days elapsed.

2.7           Maximum Rate of Interest.  Notwithstanding any term of this Note, nothing herein or therein contained shall be deemed to require Borrowers to pay or be liable for the payment of interest upon the unpaid principal balance of this Note in excess of the maximum legal rate of interest (if there be any maximum) allowable under the laws of the State of Delaware.  If for any reason interest in excess of the amount as limited in the foregoing sentence shall have been paid hereunder, whether by reason of acceleration of this Note, payment of any penalty or premium, or otherwise, then and in that event, any such excess interest shall constitute and be treated as a payment of principal hereunder and shall operate to reduce the principal balance of this Note by the amount of such excess, or if in excess of the then principal balance of this Note, such excess shall be refunded.

3.           Payments.

3.1           Principal.  The principal amount of the Purchase Price Loan and the Section 9.20 Loan shall be due and payable in full on the earlier of (i) March 31, 2015 and (ii) the date of the consummation of the Second Closing; provided that both the Purchase Price Loan and the Section

9.20 Loan, including accrued and unpaid interest thereon, shall be deemed to be paid in full upon consummation of the Second Closing.  The unpaid principal amount of the UMO Credit shall be paid in full on March 31, 2015.  The unpaid principal amount of the Draw Loan shall be paid in full on March 31, 2015.

3.2           Interest.  In addition to the principal payment set forth above, Borrowers jointly and severally promise to pay interest on the unpaid principal balance of this Note at the rates and on the dates set forth in section 2.5.  All accrued and unpaid interest shall be due and payable in full on March 31, 2015.

3.3           Prepayments.  This Note may be prepaid in whole or in part at any time without prepayment fees or premiums.  All prepayments shall be applied first, to all fees, expenses and other amounts due from Borrower to Lender pursuant to the terms of this Note, other than accrued and unpaid interest on the unpaid principal balance of this Note, second, to accrued and unpaid interest on the unpaid principal balance of this Note and third, to the unpaid principal balance of this Note.

3.4           Application of Payments.  If an Event of Default has occurred and is continuing, all amounts received by Lender (whether via payment from Borrower, constituting proceeds of collateral or otherwise) shall be applied by Lender to the obligations, liabilities and indebtedness of Borrower to Lender in any manner determined by Lender in its sole discretion.

4.           Representations and Warranties.  Each Borrower represents and warrants to Lender as follows:

4.1           Organization; Power.  Each Borrower and Holdings is duly organized and validly existing under the laws of its jurisdiction of organization.  Each Borrower and Holdings is duly qualified to do business in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.  Each Borrower and Holdings has the power to own its properties and carry on such its business as currently being conducted.

4.2           Authorization and Binding Effect.  The execution and delivery by each Borrower and Holdings, as applicable, of this Note and the other agreements, documents and instruments related hereto to which such Borrower or Holdings is a party, and the performance by such Borrower and Holdings of their respective obligations thereunder:  (a) are within its power, (b) have been duly authorized by proper action on the part of the governing body of such Borrower and Holdings, (c) are not in violation of any law, rule or regulation, the organizational or charter documents of such Borrower or Holdings, or the terms of any agreement, restriction or undertaking to which such Borrower or Holdings is a party or by which such Borrower or Holdings is bound and (d) do not require the approval or consent of the holders of the equity interests of such Borrower or Holdings, any governmental authority or any other person or entity, other than those obtained and in full force and effect.  This Note and the agreements, documents and instruments related hereto to which any Borrower and Holdings is a party, when executed and delivered, will constitute the valid and binding obligations of such Borrower and Holdings enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors' rights and except to the extent that general principles of equity might affect the specific enforcement of this Note or such agreements, documents or instruments.

4.3           Purchase Agreement.  On the date hereof and on the date any loan is made hereunder, each Borrower and Holdings remakes all of the representations and warranties applicable to it under the Purchase Agreement as if such representations and warranties were set forth herein in their entirety together with those provisions in the Purchase Agreement, and the schedules and exhibits thereto, referenced therein.

4.4           Margin Stock. No Borrower nor Holdings is engaged principally, or as one of such Borrower's or Holdings' important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

4.5           Regulated Entities. No Borrower nor Holdings is an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Borrower nor Holdings is subject to any law, rule or regulation limiting its ability to incur indebtedness.

4.6           Solvency.  (a)  The then fair saleable value of the property of each Borrower and Holdings is (i) greater than such Borrower's or Holdings' total liabilities and (ii) not less than the amount that will be required to pay the probable liabilities on such Borrower's and Holdings' then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Borrower.  (b) The capital of each Borrower and Holdings is not unreasonably small in relation to its business or any contemplated or undertaken transaction.  (c)  No Borrower nor Holdings intends to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.  (d)  Each Borrower and Holdings is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

4.7           Schedule of Payables; Accuracy of Information.  All outstanding payables and other Liabilities of each Borrower and Holdings as of the date hereof are set forth in the CDG Report attached hereto as Schedule 4.5(a).  Schedule 4.5(b) is a true, correct and complete copy of the cash flow analysis (the "Cash Flow Analysis") of the Borrowers and Holdings for the period from April 30, 2014 through August 29, 2014, prepared by CDG Group, LLC ("CDG").  The Cash Flow Analysis was prepared in good faith and utilized reasonable assumptions at the time made and due care in the preparation thereof.  The CDG Report and the Cash Flow Analysis furnished by the any Borrower or Holdings to Lender is true, correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

5.           Covenants.  Until the principal amount of this Note, all accrued and unpaid interest thereon and all other obligations, liabilities, fees, costs and expenses of any Borrower to Lender is paid in full, each Borrower shall:

5.1           CDG.  Continue, or cause Holdings to continue, to retain, at their own expense, CDG in the same role and with the same duties and responsibilities that CDG has on the date hereof for a period ending with the second full calendar month following the Second Closing.  CDG shall provide to Lender by the end of the third Business Day of each week, a 13-week cash flow forecast for Borrowers (broken down on a week-by-week basis and otherwise in form and content acceptable to Lender in its sole discretion) and Borrowers shall, or cause Holdings to, make available to Lender, CDG for a telephone conference with Lender, at times mutually agreeable to CDG and Lender, but in any event no less frequently than weekly, to discuss the condition and performance (financial or otherwise) of Borrowers and Holdings.  Continue, and cause Holdings to continue, to pay all payables and other liabilities as set forth in the Cash Flow Analysis, as updated by the most recent cash flow forecast approved by Lender in writing, and otherwise on a consistent basis in accordance with past practices.

5.2           Insurance Consultant.  Continue, or cause Holdings to continue, to retain, at their own expense, Auslander & Associates (the "Insurance Consultant") as Borrowers' insurance consultants and the Insurance Consultant shall continue to assist Borrowers in maximizing and expediting the insurance recoveries related to the facility in Fallon, Nevada.

5.3           Compliance with Loan Documents.  Timely comply, and cause Holdings to timely comply, with all of its obligations under this Note, the Pledge Agreement, the Control Agreement, the Collateral Assignment, the Guaranty and the Deed of Trust, as applicable.

5.4           Notices.  Promptly, and in any event within 3 Business Days after any Borrower or Holdings becomes aware of the applicable event, notify Lender in writing of:

(a)           any default or Event of Default;

(b)           any notice given, or any action taken with respect to a claimed default, by any holder of any other indebtedness issued or assumed by any Borrower or Holdings, or the lessor under any lease as to which any Borrower or Holdings is the lessee or under any agreement under which any such indebtedness was issued or secured;

(c)           the commencement or nonfrivolous threat of, or any material development in, any action, suit, arbitration or other proceeding affecting any Borrower or Holdings which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)           any payment being made by any insurance carrier of any Borrower or Holdings, or any delay or change in the contemplated schedule of any insurance payments;

(e)           any change or delay from the Cash Flow Analysis (or most recent cash flow forecast delivered pursuant to section 5.1 and accepted by Lender) in the payment of payables and other obligations as set forth therein and any change in the liabilities of the Borrowers from such cash flow forecast including, without limitation, any liabilities not described on such cash flow forecast and any increase in the liabilities described on such cash flow forecast;

(f)           the occurrence of any event which has resulted in or could reasonably be expected to result in a Material Adverse Effect; and

(g)           any condition or event which would make any warranty contained in Section 4 inaccurate in any material respect.

Each notice under this section 5.4 shall be accompanied by a written statement by an officer of Borrowers setting forth details of the occurrence referred to therein, stating what action the any affected Borrower proposes to take with respect thereto and at what time and accompanied by all documents and correspondences from and to third parties relating to the occurrence referred to therein.

5.5           BBB Covenants.  Each provision set forth in Articles III, V and VI of the BBB Loan Agreement is hereby incorporated by reference herein together with the definitions included in each such provision with the same effect as if fully set forth herein, in each case, as in effect on the date hereof (without for the avoidance of doubt giving affect to any subsequent amendment or waiver of or consent to departure from such provisions) mutatis mutandis with all references to "Lender" under the BBB Loan Agreement being deemed to refer to Lender and all references to "Holdings" being deemed to refer to Holdings.  Notwithstanding Section 6.08(b)(i) of the BBB Loan Agreement, no prepayment of the indebtedness outstanding under the BBB Loan Agreement shall be permitted prior to the final payment of all amounts outstanding under this Note, except as contemplated by the subordination agreement related thereto.

5.6           Reports.  Promptly, and in any event within 3 Business Days of receipt by any Borrower or Holdings of the same, furnish to Lender:

(a)           a copy of any and all notices and communications to and from any insurance carrier of any Borrower or Holdings;

(b)           a copy of any report furnished to any Borrower or Holdings by the Insurance Consultant, and if requested by Lender a copy of all insurance policies carried by any Borrower or Holdings; and

(c)           any amendment to any architectural, construction contract, plans and specifications or other agreements, documents and instrument related to the construction and of Bango Refining's facility in Fallon, Nevada (collectively, the "Construction Contracts").

5.7           Restricted Payments.  Not make, or permit Holdings to pay any salary or compensation to any officer or director of such Borrower that also owns equity interests of any Borrower; provided that Borrowers may pay a monthly salary to Richard A. Silverberg in an amount not to exceed $6,250 per month.

6.           Events of Default, Acceleration and Remedies.

6.1           Events of Default.  The occurrence of any of the following shall constitute an Event of Default under this Note:

(a)           Borrowers fail to pay all or any portion of the principal under this Note when the same becomes due and payable, whether at a stated payment date, prepayment date or by acceleration; or

(b)           Borrowers fail to pay any interest or any other amount due hereunder, or Borrowers or Holdings fail to pay any other amount due from any Borrower or Holdings to Lender or its affiliates when the same becomes due and payable, whether at a stated payment date, prepayment date or by acceleration, and such failure continues for a period of 15 days; or

(c)           any Borrower fails to comply with any term, covenant or agreement contained in this Note or in any agreement, document or instrument related hereto (including, without limitation, the Pledge Agreement, the Collateral Assignment, the Deed of Trust and the Control Agreement), other than any such failure described in (a) or (b) above, and such failure continues for a period of 30 days; or

(d)           Holdings terminates the Guaranty or Holdings fails to comply with any term, covenant or agreement contained in the Guaranty and such failure continues for a period of 15 days; or

(e)           any breach, termination, default or event of default under any Construction Contracts that remains uncured for a period of 15 days; or

(f)           any Borrower or Holdings (i) fails to pay when due any other indebtedness (including, without limitation, any capital lease obligations, Subordinated Indebtedness or the BBB Indebtedness) or contingent obligation issued or assumed by such Borrower or Holdings or (ii) fails to comply with the terms of any agreement executed in connection with such indebtedness or contingent obligation and such default continues beyond any applicable cure period if the effect of such failure is (y) to cause, or permit the holder or holders of such indebtedness or the beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such indebtedness to be declared to be due and payable prior to its stated maturity or (z) to cause such contingent obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)           a default or event of default shall exist under the BBB Loan Agreement or any other agreement, document or instrument evidencing the BBB Indebtedness; or

(h)           a final judgment, decree or arbitration award is entered against any Borrower or Holdings which could reasonably be expected to have a Material Adverse Effect; or

(i)           any collateral document, including, without limitation, the Pledge Agreement, Control Agreement, Collateral Assignment and Deed of Trust, shall for any reason fail to create a valid and perfected first priority security interest, except for a liens and security interests securing the BBB Indebtedness; provided that such lien and security interest does not exceed $1,500,000, in the aggregate, in any collateral purported to be covered thereby or any such collateral document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such collateral document, or any Borrower or Holdings shall fail to comply with any of the terms or provisions of any such collateral document to which it is a party; or

(j)           there shall occur an event that could reasonably be expected to have material adverse effect on (i) the collateral securing the obligations evidenced by this Note, or the validity or priority of Lender's security interest and lien on such collateral or (ii) the rights of or benefits available to Lender under this Note or any agreement, document or instrument related hereto; and in each case such material adverse effect continues for a period of 30 days (each a "Material Adverse Effect"); or

(k)           any Borrower or Holdings becomes insolvent, dissolves, liquidates or fails generally to pay its debts as they become due; or

(l)           the taking of action by any Borrower or Holdings to become the subject of proceedings under the United States Bankruptcy Code; or the execution by any Borrower or Holdings of a petition to become a debtor under the United States Bankruptcy Code; or the entry of an order for relief under the United States Bankruptcy Code against any Borrower or Holdings; or any Borrower or Holdings making an assignment for the benefit of creditors; or any Borrower or

Holdings consenting to the appointment of a custodian, receiver, trustee or other officer with similar powers for it, or for any substantial part of its property; or adjudicating of any Borrower or Holdings as insolvent; or

(m)           if any governmental authority of competent jurisdiction shall enter an order appointing, without consent of any Borrower or Holdings, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to such Borrower or Holdings, or with respect to any substantial part of their respective property, or if an order for relief relating to such Borrower or Holdings shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Borrower or Holdings, or if any petition for any such relief shall be filed against such Borrower or Holdings and such petition shall not be dismissed or stayed within 60 days.

6.2           Acceleration.  Upon the occurrence of:

(a)           any Bankruptcy Default, (i) the commitment of Lender to make Draw Loans pursuant to this Note shall automatically terminate and (ii) the unpaid principal balance of this Note and all accrued and unpaid interest thereon automatically shall mature and become due and payable, and

(b)           any other Event of Default, and expiration of any applicable notice and/or cure rights (without duplication of any cure periods set forth in any such Event of Default), Lender, at any time, at its option, and without notice or demand, may take any one or all of the following actions:

(i)           terminate its commitment to make Draw Loans to Borrower pursuant to this Note; or

(ii)           declare the unpaid principal balance of this Note and all accrued and unpaid interest thereon, to be due and payable, whereupon such amounts immediately shall mature and become due and payable, all without presentment, protest or notice, all of which hereby are waived.

6.3           Remedies.  Upon the occurrence of any Event of Default, Lender, at its option, may enforce or cause to be enforced any of the rights or remedies accorded to Lender in this Note, the Deed of Trust, the Pledge Agreement, the Control Agreement, the Collateral Assignment or any other agreement, document or instrument between any Borrower, any Lender, or in equity or law, by virtue of statute or otherwise.

7.           Security.

7.1           Security Interest.  In order to secure the indebtedness, obligations, liabilities, fees, costs and expenses under this Note, each Borrower hereby grants to Lender a security interest in, and lien on, all equipment, fixtures, inventory, documents, general intangibles (including any membership interests, trademarks, patents, copyrights and other intellectual property), accounts, deposit accounts (unless a security interest would render a nontaxable account taxable), contract rights, chattel paper (including tangible chattel paper and electronic chattel paper), financial assets, good (together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor), instruments, letter of credit rights, investment property (including commodity accounts, commodity contracts, securities (whether certificated securities or uncertificated securities), security entitlements, security accounts, money now owned or hereafter acquired by any Borrower, insurance policies and the right to any payment thereunder, and all proceeds of insurance policies, together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, all claims and insurance proceeds now existing and all claims and insurance proceeds arising out of the loss, nonconformity or any interference with the use of, or any defect or infringement of rights in, or damage to, any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing.

7.2           Representations.  Each Borrower's jurisdiction of organization is the State of Delaware.  Each Borrower's place of business or, if more than one, its chief executive office, and the place where Borrower keeps its records concerning accounts is 211 Violet Street, Unit 100, Golden, Colorado  80401.

7.3           Authorization to File Financing Statement.  Each Borrower hereby authorizes Lender to file one or more financing or continuation statements, mortgages or other security agreements, and amendments thereto, relative to all or any part of the collateral described above without the signature of any Borrower.

7.4           Organizational Changes.  No Borrower shall change its name, organizational type, jurisdiction of organization, chief executive officer or principal place of business without providing Lender at least 30 days prior written notice.

8.           Miscellaneous.

8.1           Expenses.  Borrowers jointly and severally agree that Borrowers shall be responsible for, and hereby agree to pay and indemnify Lender for, all out-of-pocket expenses incurred by Lender in connection with the enforcement of this Note, including the actual out-of-pocket fees and expenses of Lender's legal counsel.  The obligations of Borrower under this section 8.1 will survive payment of the Note.

8.2           Waivers.  Each Borrower hereby waives presentment for payment, protest and demand and notice of protest, demand, dishonor, nonpayment, intent to accelerate and acceleration of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of any Borrower.

8.3           Modifications.  This Note may only be amended by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

8.4           Successors and Assigns.  This Note shall be binding upon each Borrower and upon such Borrower's successors and assigns, and shall inure to the benefit Lender and its successors and assigns.  This Note may not be assigned by any Borrower nor may any Borrower delegate its duties under this Note without Lender's prior written consent and any such purported assignment or delegation of duties shall be null and void.  Lender may freely assign this Note without Borrowers' consent.

8.5           Severability.  In the event that any provision of this Note is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any governmental authority, the validity, legality and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Note.

8.6           Time of the Essence.  Time for the performance of the obligations under this Note is of the essence.

8.7           Security.  The obligations, liabilities and indebtedness of Borrowers under this Note are secured by the collateral described in section 7, the Pledge Agreement, the Control Agreement, the Collateral Assignment and the Deed of Trust.  The obligations, liabilities and indebtedness of Borrowers under this Note are guarantied by Holdings pursuant to the Guaranty.

8.8           Payments. Principal and interest due and payable under this Note shall be paid by to Lender at 1331 Gemini Street #250, Houston, Texas 77058, or at such other address as may be specified in a written notice to Borrowers by Lender (other any other payment office designated to Borrowers by Lender in writing), in Dollars in funds immediately available.  If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

8.9           Exercise of Remedies.  No delay or omission on the part of Lender in the exercise of any right or remedy under this Note shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Note or precludes other or further exercise thereof or the exercise of any other rights or remedy.

8.10           No Dilution or Impairment.  No Borrower shall through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the note against impairment.

8.11           Notices.  Except as otherwise provided in section 2.4, all notices provided for herein shall be in writing and shall comply with Section 12.04 of the Purchase Agreement and be sent in accordance with the provisions thereof.

8.12           Setoff.  As security for payment of indebtedness, obligations, liabilities, fees, costs and expenses under this Note, each Borrower grants to Lender a security interest in and lien on the Closing Stock Consideration delivered to Sellers or the Equity Owner at the Second Closing, including the shares of Vertex Common Stock being deposited into the Escrow Account at the Second Closing (the "Pledged Shares").  The grant of security interest in the Pledged Shares pursuant to this section 8.12 is in addition to the pledge and grant of security interest in the Pledged Shares pursuant to the Pledge Agreement.  Each Borrower agrees that Lender may, at any time after the occurrence of an Event of Default, without prior notice, set off against the Pledged Shares or any portion of the Contingent Payments due Sellers under the terms of the Purchase Agreement, irrespective of whether Lender shall have made demand under this Agreement.  Any shares of Vertex

Common Stock that are surrendered to or offset by Vertex or Buyers in accordance with this section 8.12 shall be valued for all purposes at the Share Reference Price.  Nothwithstanding anything contained in this section 8.12, Lender agrees that prior to exercising its right of setoff hereunder, Borrowers shall have 45 days from the date of the occurrence of an Event of Default to sell the Pledged Shares; provided that all proceeds received by Borrowers from the sale of the Pledged Shares shall be used by Borrowers to satisfy its obligations hereunder.

8.13           Governing Law.  This Agreement is being delivered in and shall be deemed to be a contract governed by the laws of the State of Delaware and shall be interpreted and the rights and obligations of the parties hereunder enforced in accordance with the internal laws of that state without regard to the principles of conflicts of laws.

8.14           Incorporation by Reference.  The provisions of sections 12.06 and 12.07 of the Purchase Agreement are incorporated herein by this reference as if set forth herein in their entirety.

8.15           Limitation of Liability.  EACH BORROWER HEREBY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES, OF WHATEVER NATURE, OTHER THAN ACTUAL DAMAGES.

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IN WITNESS WHEREOF, Borrower has executed this Secured Promissory Note as of the date first written on the first page hereof.

BANGO REFINING NV, LLC

By: /s/ James P. Gregory
Name: James P. Gregory
Title: Manager

OMEGA REFINING, LLC

By: /s/ Richard A. Silverberg
Name: Richard A. Silverberg
Title: Manager

Acknowledged, agreed and accepted.

VERTEX REFINING NV, LLC

By: /s/ Benjamin P. Cowart
Name:  Benjamin P. Cowart
Title:  President and Chief Executive Officer

Signature Page to Secured Promissory Note